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Exhibit 10.02

June 4, 2004

Kenneth B. Arola
198 Alden Lane
Livermore, CA 94550

Dear Ken:

        We regret to notify you that your position has been eliminated due to a reorganization of Adaptec's business. Between today and August 2, 2004, your focus is to transition work duties and participate in an exit meeting with your manager and exit interview with your human resources consultant. Between August 3 and September 6 you will be on vacation status (192 hours). You will remain on Adaptec's payroll and continue to receive payroll checks through your termination date, November 5, 2004. Your final payroll check will include any unused accrued vacation, sabbatical payout, if eligible, and a refund of any unused amounts that have been deducted from your earnings for purposes of participating in Adaptec's Employee Stock Purchase Plan.

        We find these circumstances unfortunate and wish to offer you certain severance benefits so you can pursue other opportunities outside of Adaptec. You are eligible for outplacement benefits, which are outlined in your packet.

        Please sign and return the Separation Agreement and General Release along with the exit paperwork to Adaptec Human Resources in the enclosed envelope no later than August 2, 2004.

SEPARATION AGREEMENT AND GENERAL RELEASE

1.
Adaptec's Consideration for Agreement: In exchange for the release and agreements described herein, Adaptec agrees as follows:

a)
Provided that you have returned all Adaptec property, equipment, and assets, your severance payment will be processed in two payments: the first payable November 12, 2004, equal to 2 months of your regular base pay less legally mandated payroll deductions and withholdings. On January 7, 2005 you will receive a second payment, which will be equal to 4 months of your regular base pay plus an additional $20,000 payment (gross) less legally mandated payroll deductions and withholdings. These payments are being given as consideration for this Agreement and are not otherwise due.

b)
You also acknowledge that Adaptec stock option grants that have vested as of the termination date must be exercised within three (3) months of termination. However, stock options granted from plans assumed through acquisitions may vary.

c)
Beginning on December 1, 2004, you shall be entitled to continuation of your Adaptec health, vision and dental benefits pursuant to the Consolidated Omnibus Budget and Reconciliation Act ("COBRA"). You must submit completed COBRA Qualifying Event Notification enrollment forms directly to Ceridian for coverage. Adaptec agrees to pay the premiums for those COBRA benefits through and until May 31, 2005, at which time said benefits shall cease unless you elect to pay for those benefits.

2.
Consideration for Agreement: In consideration for the payments and undertakings described above, you individually and on behalf of your representatives, successors, and assigns, do hereby completely release and forever discharge Adaptec, its shareholders, employees, owners, officers and directors, Board Members, and all other representatives, agents, entities, subsidiaries, divisions, directors, attorneys, successors, and assigns from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which you may now have, or have ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship or the termination thereof. This Release covers all statutory, common law, constitutional and other claims, including but not limited to: all "wrongful discharge" and "constructive discharge" claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorney's fees or costs; any tort claims of any nature; any claims under federal, state or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Labor and Civil Codes, the California Constitution, Federal Rehabilitation Act of 1973, Federal Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, CalWARN, and any other laws and regulations relating to employment, employment discrimination, and employment termination.

3.
Wavier of Unknown Future Claims: You have read Section 1542 of the Civil Code of the State of California, which provides as follows:

  A general release does not extend to claims with the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

  You acknowledge that Section 1542 gives you the right not to release existing claims, of which you are not now aware, unless you voluntarily choose to waive this right. Having been so apprised, you hereby voluntarily waive the rights described in Section 1542, and elect to assume all risks for claims that now exist in your favor known or unknown, arising from the subject matter of this Agreement.

4.
Confidentiality of Agreement: You agree that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. You shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except to your spouse, attorney, financial advisor, or as required by court order.

5.
Savings Clause: Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

6.
Preparation of Agreement: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

7.
Mandatory Arbitration Clause: You and Adaptec agree that any action to enforce the terms and conditions of this Agreement or for the breach of this Agreement, shall be referred to final and binding arbitration. Any arbitration proceeding will be governed by the rules and procedures of the American Arbitration Association and the Federal Arbitration Act and the parties hereto expressly waive their rights, if any, to have any such matters heard by a court or jury, or administrative agency whether federal or state. The prevailing party in any arbitration to enforce this Agreement or remedy its breach will be entitled to costs and reasonable attorney's fees incurred.

8.
Complete and Voluntary Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you have read and fully understand this

  Agreement; that you have had the opportunity to seek legal counsel of your own choosing and to have the terms of the Agreement fully explained to you that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that you are executing this Release voluntarily, free of any duress or coercion.

  (a)
  You have until August 2, 2004 in which to consider whether or not to sign this Agreement, and that, having been advised of that entitlement; you may elect to sign this Agreement at any time prior to the expiration of that time period.

  (b)
  You may rescind within seven (7) calendar days of signing the Agreement the provisions of Section 3 of this Agreement with respect to claims arising under the Age Discrimination in Employment Act ("ADEA Rescission Period"). To be effective, rescission must be in writing, delivered to Shirley Olerich, Adaptec Inc., 691 South Milpitas Blvd, M/S 15, Milpitas, CA 95035, within the applicable rescission period, or sent to Adaptec, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

        Cancellation of Agreement By Adaptec: If you exercise your right of rescission under Section 8 (b) of this Agreement, Adaptec will have the right to terminate this Agreement in its entirety.

        Effective Date: This Agreement is effective on the eighth day after it is signed and received by Adaptec HR. If you wish to accept the terms of this Agreement, please sign on the line provided below and return the original in the enclosed self addressed envelope.

Sincerely,

Shirley Olerich
VP of Human Resources

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

Agreed:

Dated:	7/30/04	BY:	Ken Arola Print	/s/ KEN AROLA (Signature)

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  Exhibit 10.02